YP.NET SIGNS AGREEMENT WITH FIRST DATA CORP                      EXHIBIT 99.2

Mesa, Arizona - (Business Wire)
(Date Here)

YP.Net, Inc. (YPNT) a leading provider of nationwide Internet Yellow pages and related services and a component of the Dow Jones Internet Services Index, announces the signing of a three-year agreement with Integrated Payment Systems Inc., a unit of First Data Corporation (NYSE:FDC) and a leading provider of payment reconciliation and backroom processing services.

According to David Iannini, CFO of YP.Net, "We are very pleased to further diversify our solicitation check processing services. With the addition of Integrated Payment Systems, we now have two of the leading check processors servicing our Company."

First Data joins the Company's other leading order processors FSMC, a unit of Travelers Express Company, Inc., which is a subsidiary of Viad Corp (NYSE:VVI) and the Bank of the Southwest. Each of these companies provide a third-party verification of each new customer's order from the Company.

About  YP.Net,  Inc.
YP.Net Inc., a leading provider of Internet-based yellow page services and a component of the Dow Jones Internet Services Index, offers an Internet Advertising Package that includes a priority Preferred Listing and Mini-Webpage(TM) through its yellow page Web site at www.Yellow-Page.Net and www.YP.Net. The Company's Web site contains listings for approximately 18 million business and individuals in the United States. As of June 30, 2003, YP.Net, Inc. has over 167,000 paying subscribers.

YP.Net also provides an array of other Internet services that complement its yellow page sites found at (www.Yellow-Page.Net, www.YP.Net, www.YP.Com and about 30 other website locations).

YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow page trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of yellow page publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent yellow page publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.yp.net.

This press release contains certain forward-looking statements, including those regarding the Company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the Company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control.

Public  Relations  contact:

YP.Net, Inc.
David Iannini
Chief Financial Officer
YP.Net, Inc.
480-654-9646 x1258
Fax 480-654-9747


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Investor Relations contact:

Roger H. Bedier
Investor Relations
YP.Net, Inc.
480-654-9646 x1239
Fax 480-654-9747


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